Exhibit 10.55

AGREEMENT

This Agreement is between RadioShack Corporation, a Delaware corporation (the “Company”), and James F. Gooch (the “Executive”) (collectively, the “Parties” and each a “Party”).

RECITALS

A.           The Executive is currently employed by the Company as an at-will employee pursuant to the employment offer letter to the Executive from the Company, dated July 27, 2006 (the “Offer Letter”).

B.           The Parties previously entered into the Second Amended and Restated Termination Protection Agreement for Corporate Executives, effective as of December 31, 2010 (the “Termination Protection Agreement”).

C.           The Executive is a participant in the Second Amended and Restated RadioShack Corporation Officers’ Severance Program, dated as of December 31, 2010 (the “Severance Program”).

D.           The Board of Directors of the Company (the “Board”) has resolved to elect the Executive as the Company’s Chief Executive Officer (“CEO”) and a member of the Board effective immediately after the Company’s 2011 annual meeting of stockholders (the date of such meeting, the “Effective Date”), and as President of the Company (“President”) effective as of the date of the execution of this Agreement.  In connection therewith, the Parties desire to enter into this Agreement to set forth the terms to which the Parties have agreed in respect of the Executive’s service as CEO, President and a member of the Board.

NOW THEREFORE, the Parties agree as follows:

1.   Employment.  (a)  On the Effective Date, the Executive will continue to serve as President and will commence serving as CEO of the Company.  In connection therewith, the Executive will report directly to the Board, and have duties, responsibilities and authority commensurate with the Executive’s title and position.  The Executive will also serve as an officer of any Subsidiary or Affiliate of the Company as may be requested from time to time by the Board on the terms and conditions set forth herein without any additional compensation.

(b)    The employment relationship between the Company and the Executive will be governed by the written general employment policies and practices of the Company applicable to senior executives generally, including, without limitation, those relating to ethics and business conduct, confidential information and avoidance of conflicts except that, when any express term of this Agreement differs from or is in conflict with the Company’s general employment policies or practices, such term of this Agreement will control.

(c)    So long as such activities do not involve a breach of Sections 4, 5, 6 or 7 and do not interfere with the performance of his duties hereunder, from and after the Effective Date, the Executive may, consistent with Company policies otherwise applicable thereto, participate in any governmental, educational, charitable or other community affairs and, subject to the prior approval of the Board in the Board’s sole discretion, serve as a member of the governing board of any such organization during the period following the Effective Date in which he is employed by the Company Group (the “Term”).  The Executive may retain all fees and other compensation from any such service, and the Company will not reduce the Executive’s compensation by the amount of such fees.  The Executive may not accept any position during the Term with a for-profit enterprise without the prior approval of the Board in the Board’s sole discretion.

(d)    The Executive’s employment will be at-will; provided, however, that nothing in this Section 1(d) will affect the Executive’s rights to compensation, benefits and severance herein provided.

2.   Compensation.  (a)  Base Salary.  The Executive’s base salary for 2011 (effective as of the date of execution of this Agreement) will be $850,000 per annum (the “Base Salary”), which Base Salary will be payable at the times and in the manner consistent with the Company’s policies regarding compensation of the Company’s senior executives generally.  The Board will fix the Executive’s Base Salary for any subsequent period during the Term and any increased amount of Base Salary will be treated as the Base Salary under this Agreement; provided that the Base Salary will not be decreased.

(b)    Incentive Compensation.  The Executive will be eligible during the Term to participate in any management incentive plans, programs or arrangements of the Company that are available to the Company’s senior executives generally.  Incentive compensation will be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements.  Without limiting the generality or effect of the foregoing:

             (i)    Annual Performance Bonus Awards.  During the Term, the Executive will be eligible for an annual cash bonus award (the “Bonus Award”) on a basis no less favorable than Bonus Awards made to the Company’s senior executives generally; provided that the Bonus Award payable to the Executive upon achievement of the target performance level for 2011 will be equal to 120% of the Base Salary (the “Target Bonus”) (with a Bonus Award opportunity range between 25% of the Target Bonus and 200% of the Target Bonus).  The Executive’s Bonus Award for each calendar year will be paid, if payable pursuant to the terms of the applicable plan or agreement, to the Executive as soon as reasonably practicable following the end of such year and at the same time during the immediately following year that the Company’s senior executives generally receive Bonus Award payments for the preceding year; provided that such payment will not be made later than March 15th of the immediately following year.  The Target Bonus is subject to change during the Term; provided that the Target Bonus opportunity may not be less than 120% of the Base Salary.

(ii)    Annual Long-Term Incentive Awards.  During the Term, the Executive will be eligible for annual and/or long-term incentive equity and cash-based awards (each, an “LTI Award”) at the time that LTI Awards are made by the Company to the Company’s senior executives generally, and on a basis that in the aggregate are no less favorable than LTI Awards made to the Company’s senior executives generally, including, without limitation, with respect to the mix of forms of LTI Awards (i.e., performance cash based awards, stock options, restricted stock, etc.).  Notwithstanding the foregoing, the Executive’s equity-based LTI Award for 2011 will be made at the same time as 2011 long-term incentive awards are made to the Company’s senior executives generally and will have a fair value on the date of grant equal to $2 million, except that in no event will the number of shares of the Company’s common stock subject to an LTI Award exceed the per person maximum and/or the per award limitation set forth in the applicable plan pursuant to which the LTI Award is granted.  Each of the Executive’s LTI Awards will be subject to additional terms and conditions as set forth in the agreement evidencing the grant of such award; provided that such terms and conditions are no less favorable than those applicable to the Company’s senior executives generally.

(c)    Promotional LTI Award.  In addition to any LTI Awards described in Section 2(b)(ii), on the first business day following the Effective Date on which the Company and the Executive are not subject to a blackout restriction (the “Promotional Grant Date”), the Company will make a one-time grant to the Executive of an option to acquire shares of the Company’s common stock under the Equity Plan (the “Promotional LTI Award”).  The Promotional LTI Award will have a fair value on the Promotional Grant Date equal to $2 million, and the per share exercise price of the Promotional LTI Award will be equal to the Fair Market Value (as such term is defined in the Equity Plan) on the Promotional Grant Date.  The award agreement evidencing the grant of the Promotional LTI Award will be substantially in the form attached hereto as Exhibit A.

(d)    Benefits.  During the Term, subject to the terms and conditions of the applicable plans, the Executive and, if permitted by the applicable plan, his eligible dependents, will be participants in the Company-sponsored group health, medical, dental, vision, life insurance, pension and profit sharing, 401(k) and employee welfare benefit plans (the “Employee Plans”), and will receive such other benefits which senior executives of the Company generally receive from time to time on terms no less favorable to the Executive than those applicable to senior executives of the Company generally.  The Executive acknowledges that the Company may change its benefit programs from time to time, which may result in certain benefit programs being amended or terminated; provided that the Executive will be treated no less favorably than senior executives of the Company generally in the event of any such changes.

(e)    Expenses.  The Company will pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company’s travel and expense policy, as may be amended from time to time, or any successor policy applicable to senior executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies; provided that any such reimbursements comply with the Reimbursement Rules.

(f)    Change in Control.  Notwithstanding anything contained in this Agreement to the contrary, upon the occurrence of a Change in Control, all of the Executive’s outstanding equity awards as of the date of the Change in Control (including, without limitation, stock options, stock appreciation rights, restricted stock and restricted stock units) will immediately and fully vest and become non-forfeitable.  Such awards will be settled in accordance with the terms of the applicable equity incentive plan and/or the applicable award agreement.

3.    Termination of Employment.  (a)  Termination by the Company for Cause or Resignation by the Executive Without Good Reason.  If, during the Term, the Executive’s employment is terminated by the Company for Cause or if the Executive resigns without Good Reason, the Executive will not be eligible to receive the Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation, except for the right to receive:  (i) accrued but unpaid Base Salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practices; (ii) payment for accrued but unused vacation through the date of termination of employment, to be paid within 30 days following the date of termination of employment; (iii) any unreimbursed business expenses incurred by the Executive prior to the date of termination, to be paid in accordance with Section 2(e); (iv) benefits payable to the Executive under the terms of the Company’s plans in which the Executive participated prior to the date of his termination of employment, including, without limitation, the Employee Plans (to be paid in accordance with the terms thereof), but excluding (A) the Severance Program (or any successor thereto or similar plan or program) and (B) the Termination Protection Agreement (or any successor thereto or similar agreement); and (v) the Bonus Award, if any, with respect to any completed fiscal year which has not yet been paid to the Executive as of the date of termination of employment, to be paid when such bonuses are paid to senior executives of the Company generally, but in no event later than March 15th of the year immediately following the year to which such bonus relates (clauses (i) through (v) of this Section 3(a), together, the “Accrued Compensation and Benefits”).

(b)    Termination by the Company Without Cause or Resignation by the Executive for Good Reason.  If, during the Term, the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or the Executive terminates employment for Good Reason (in either case, a “Qualifying Termination”), the Executive will be entitled to receive from the Company, the following:

(i)    The Accrued Compensation and Benefits;

(ii)    A lump sum cash payment of a pro rata portion of the Bonus Award and any cash-based LTI Awards (the “Cash LTI Awards”) that the Executive would have been entitled to receive for the performance period in which the Executive’s date of termination of employment occurs, based upon the percentage of the performance period that elapsed through the Executive’s date of termination of employment (determined by dividing (A) the number of days the Executive was employed during the applicable performance period through the Executive’s date of termination of employment by (B) the total number of days in the applicable performance period (with respect to the Bonus Award, not to exceed 365 days)) and based on the Executive’s, the Company’s and its Subsidiaries’ and Affiliates’, as applicable, actual results for the applicable performance period through the nearest end of the month preceding or succeeding the Executive’s date of termination of employment (the “Adjusted Performance Period”), based on the good faith determination by the Board (or a duly authorized committee thereof) of the achievement of the applicable performance goals; provided that the applicable performance goals will be adjusted in good faith by the Board (or a duly authorized committee thereof) to reflect only the performance goals applicable to the Adjusted Performance Period;

(iii)    A lump sum cash payment equal to the sum of (A) 200% of the Base Salary as in effect immediately prior to the Qualifying Termination (which will be the Base Salary prior to reduction if the termination is for Good Reason because of a reduction in the Base Salary), plus (B) 200% of the Target Bonus as in effect immediately prior to the Qualifying Termination (which will be the Target Bonus prior to reduction if the termination is for Good Reason because of a reduction in the Target Bonus);

(iv)    A lump sum cash payment equal to the product of (A) 24 multiplied by (B) the COBRA Amount; and

(v)    Notwithstanding the terms of any equity agreement, all of the Executive’s outstanding time-vested equity awards (including, without limitation, time-vested stock options and stock appreciation rights, time-vested restricted stock and time-vested restricted stock units) that would otherwise have vested within two years following the Executive’s termination of employment (if the Executive had remained employed by the Company) will fully vest and become non-forfeitable, with (A) any such outstanding time-vested stock options and stock appreciation rights also becoming fully exercisable (and with all such stock options and stock appreciation rights remaining exercisable for at least 12 months following the Executive’s termination of employment (but in no event later than the date of expiration of the original term of such award)); and (B) the time-based restriction period on any such restricted stock and any such restricted stock units held by the Executive will lapse and any other time-vesting requirements or conditions with respect to the foregoing or other such time-vested equity-based awards held by the Executive will lapse and be disregarded, and all equity awards accelerated pursuant to this paragraph will be settled in accordance with the terms of the applicable equity incentive plan and/or the applicable award agreement; provided, however, in no event will the Promotional LTI Award be subject to acceleration pursuant to this paragraph in the case of a Qualifying Termination unless such termination of employment is also a Change in Control Termination, as defined in Section 3(d) below (all acceleration pursuant to this Section 3(b)(v), together, the “Equity Acceleration”).

(c)    Termination by Death or Disability.  If the Executive dies during the Term, his employment will terminate automatically effective upon his death.  If the Executive becomes Disabled during the Term, his employment will terminate effective on the Disability Effective Date.  In either case, the Executive (or, if applicable, the Executive’s beneficiary (or, if none, the Executive’s estate)) will be entitled to receive from the Company, the following:

(i)    The Accrued Compensation and Benefits;

(ii)    A lump sum cash payment of a pro rata portion of the Target Bonus and the target amount of any Cash LTI Awards with respect to the performance period in which the Executive’s date of termination of employment occurs, based upon the percentage of the performance period that elapsed through the Executive’s date of termination of employment (determined by dividing (A) the number of days the Executive was employed during the applicable performance period through the Executive’s date of termination of employment by (B) the total number of days in the applicable performance period (with respect to the Bonus Award, not to exceed 365 days)) (the “Pro Rata Target Cash Awards”);

(iii)    A lump sum cash payment equal to the product of (A) 24 multiplied by (B) the COBRA Amount; provided that, if the Executive’s employment terminated due to the Executive’s death, the COBRA Amount will be calculated only with respect to the Executive’s spouse and/or eligible dependents; and

(iv)    The Equity Acceleration, and accelerated vesting of the unvested portion, if any, of the Promotional LTI Award (and the period during which the Promotional LTI Award shall remain exercisable) as set forth in Exhibit A.

(d)    Qualifying Termination in Connection with a Change in Control.  If, during the Term, the Executive’s employment is terminated by reason of a Qualifying Termination (1) within two years following a Change in Control or (2) during a Protection Period (any such termination of employment, a “Change in Control Termination”), then the Executive will be entitled to receive from the Company, in lieu of the payments and benefits set forth in Section 3(b), the following:

(i)    The Accrued Compensation and Benefits;

(ii)    The Pro Rata Target Cash Awards;

(iii)    A lump sum cash payment equal to the sum of (A) 300% of the Base Salary as in effect immediately prior to the Qualifying Termination (which will be the Base Salary prior to reduction if the termination is for Good Reason because of a reduction in the Base Salary), plus (B) 300% of the Target Bonus as in effect immediately prior to the Qualifying Termination (which will be the Target Bonus prior to reduction if the termination is for Good Reason because of a reduction in the Target Bonus);

(iv)    A lump sum cash payment equal to the product of (A) 36 multiplied by (B) the COBRA Amount; and

(v)    (A) The Equity Acceleration; and (B) in the event the Executive’s employment is terminated by reason of a Qualifying Termination during a Protection Period and prior to the occurrence of a Change in Control, all of the Executive’s outstanding equity awards (including, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units and the Promotional LTI Award) will immediately and fully vest and become non-forfeitable, with all such stock options and stock appreciation rights remaining exercisable for at least 12 months following the Executive’s termination of employment (but in no event later than the date of expiration of the original term of such award); provided that all awards accelerated pursuant to this Section 3(d)(v)(B) will be settled in accordance with the terms of the applicable equity incentive plan and/or the applicable award agreement.

(e)    Release; Payment Timing.  If the Company delivers to the Executive an executed mutual general waiver and release of claims substantially in the form attached hereto as Exhibit B (the “Release”) within seven days following the date of the Executive’s termination of employment, then any obligation of the Company to make any payment pursuant to Section 3(b) or Section 3(c), other than payment of Accrued Compensation and Benefits, and in the case of payments under Section 3(c), other than payments to be made thereunder upon termination of employment due to the Executive’s death, will be conditioned upon the Executive first delivering to the Company a fully-executed Release within 30 days after the date of the Executive’s termination of employment, and such Release becoming irrevocable immediately following the end of the seven-day revocation period therein (the day on which the Release becomes irrevocable, the “Release Effective Date”).  Subject to the foregoing, except as otherwise specified in this Agreement, all payments and benefits to be paid or provided pursuant to Sections 3(b), (c) or (d) on account of termination of the Executive’s employment (other than the Accrued Compensation and Benefits, which shall be paid or provided as specified in Section 3(a)) will be paid or provided on the 38th day following the date of termination of the Executive’s employment, with any Equity Acceleration (including, if applicable, acceleration of the Promotional LTI Award) occurring on the Release Effective Date (or, if an executed and required Release is not delivered by the Company to the Executive within seven days following the Executive’s termination of employment, on the 8th day following the Executive’s termination of employment); provided that any equity-based award required (or permitted) to be settled in cash will be based on the value of the applicable equity award on the date on which the Executive’s employment terminates.

(f)    No Mitigation Obligation.  Other than as provided in this Section 3, no amounts paid under this Section 3 will be reduced by any earnings or other payments that the Executive may receive from any other source.  The obligation of the Company to make any payments under this Agreement will not be affected or offset by any amounts owed by the Executive to the Company or by any claims the Company may have against the Executive.

(g)    Forfeiture.  Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder (other than Accrued Compensation and Benefits) will be forfeited if the Executive materially breaches Section 4, 5, 6, 7 or 9; provided that, before invoking this Section 3(g), the Company will provide the Executive with reasonable time (not to exceed 30 days) to respond to such asserted breach by the Executive and, to the extent curable, a right to cure such breach within such time.

(h)    Resignation from Certain Positions.  Following the Term or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including, without limitation, as trustee) and from all other offices and positions he holds with the Company and any of its Subsidiaries or Affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board will be empowered to tender the Executive’s resignation or remove the Executive from such offices and positions.

4.    Confidential Information; Statements to Third Parties.  (a)  During the Term, other than in connection with the performance of his duties for the Company Group (as defined below), and on a permanent basis upon and following any termination of the Executive’s employment:

(i)    All information, whether or not reduced to writing (or in a form from which information can be obtained, translated or derived into reasonably usable form) and whether compiled or created by the Company, any of its Subsidiaries or Affiliates, or any of their respective current or former parents (collectively, the “Company Group”), which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, of a proprietary, private, secret or confidential nature (including, without limitation, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) concerning the Company Group’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is the exclusive property of the Company Group;

(ii)    Such Proprietary Information is and will remain the sole property of the Company Group; and

(iii)    Any intentional or reckless retention or use by the Executive of Proprietary Information after the termination of the Executive’s employment will constitute a misappropriation of the Company Group’s Proprietary Information.

(b)    During the Term, the Company promises to provide the Executive with access to Proprietary Information that the Executive has not previously received, and to which the Executive has not previously had access.  In exchange, the Executive promises to take all affirmative steps reasonably necessary or required by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company.

(c)    All files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic, electronic or other tangible material containing or constituting Proprietary Information, whether created by the Executive or others, which come into or be in the Executive’s custody or possession, regardless of medium, are the exclusive property of the Company Group to be used by the Executive only in the performance of his duties under this Agreement.  All such materials or copies thereof and all tangible things and other property of the Company Group in the Executive’s custody or possession will be delivered to the Company (to the extent the Executive has not already returned them) in good condition within five days after the Executive's date of termination of employment with the Company.  After such delivery, the Executive will not retain any such materials or portions or copies thereof or any such tangible things and other property and will execute any statements or affirmations of compliance under oath that the Company may require.  The Executive will be entitled to retain personal items (including personal calendars and rolodexes, correspondence and personal diaries) and any information related to the Executive’s compensation or equity awards, or that the Executive reasonably determines may be needed for tax purposes, subject to the Executive’s continued compliance with the provisions of this Section 4 relating to the preservation of Proprietary Information.

(d)    The Executive's obligation not to disclose or to use information and materials of the types set forth in Sections 4(a), (b) and (c), and his obligation to return materials and tangible property, set forth in Section 4(c), also extends to such types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group and other third parties who may have disclosed or entrusted the same to the Company Group or to the Executive.

(e)    The Executive will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Proprietary Information of the Company Group without limitation as to when or how the Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without specific approval of the Board, either during or after his employment with the Company.

(f)    The Executive's obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any Party, until and unless such Proprietary Information of the Company Group has become, through no fault of the Executive, generally known to the public.  For purposes of this Section 4, “generally known” means known throughout the domestic U.S. industry or the appropriate foreign country’s or countries’ industry.  In the event that the Executive is required by law, regulation, governmental investigation or court order or subpoena to disclose any of the Company Group’s Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority at its sole cost and expense.  The Executive further agrees to cooperate with the Company from and after the Effective Date in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body or organization from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required, and the Executive will exercise all reasonable legal efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information.  In addition, the Executive will be entitled to disclose or retain Proprietary Information if necessary to enforce or defend the terms of this Agreement or any other agreement he maintains with the Company or to defend himself in connection with any lawsuits relating to his position with the Company or any of its Subsidiaries or Affiliates.

(g)    The Executive acknowledges that a violation of the foregoing provisions of this Section 4 could cause irreparable harm to the Company and that the Company’s remedy at law for any such violation would be inadequate.  In recognition of the foregoing, in addition to any other relief afforded by law or this Agreement, including, without limitation, damages sustained by a breach of this Agreement and any forfeitures under Section 3(g), and without the necessity or proof of actual damages or the posting of a bond, the Company will have the right to enforce this Agreement by specific equitable remedies, which will include, without limitation, temporary and permanent injunctions, it being the understanding of the Parties that damages, the forfeitures described above and injunctions will all be proper modes of relief and are not to be considered as alternative remedies.

5. Non-Competition.  In exchange for, and ancillary to, the Company’s promise to provide new Proprietary Information to the Executive during the Term, and the Executive’s agreement not to use or disclose any such information to, or for the benefit of, anyone other than the Company Group at any time, the Executive will not, without the prior express authorization of the Board, and for a period commencing on the Effective Date and ending on the expiration of the Restricted Period, directly or indirectly, individually or on behalf of any other Person do or suffer any of the following:

(a)    Enter into or engage in any Competitive Business within the Restricted Territory, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, except that the Executive’s ownership of less than 5% of any class of stock in a publicly traded corporation will not be a breach of this covenant; or

(b)    Promote or assist (other than as an ordinary consumer), financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any Competitive Business within the Restricted Territory, except that the Executive’s ownership of less than 5% of any class of stock in a publicly traded corporation will not be a breach of this covenant.

The Executive will not be treated as violating this Section 5 if any entity with which the Executive is affiliated engages in such activities and the Executive has no direct or indirect involvement in such activities.  If a court at any time determines that any restriction or limitation in this Section 5 is unreasonable or unenforceable, such restriction or limitation will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

6.    Non-Solicitation.  In exchange for, and ancillary to, the Company’s promise to provide new Proprietary Information to the Executive during the Term, and the Executive’s agreement not to use or disclose any such information to, or for the benefit of, anyone other than the Company Group at any time, the Executive will not, without the prior express authorization of the Board, and for a period commencing on the Effective Date (except with respect to Section 6(d) below) and ending on the expiration of the Restricted Period, directly or indirectly, individually or on behalf of any other Person do or suffer any of the following:

(a)    Hire or employ or assist in hiring or employing any individual who was, at any time during the last 180 days of the Executive’s employment with the Company Group, an employee of any member of the Company Group or an independent contractor who provided services primarily to any member of the Company Group (a “Consultant”); or solicit, aid, induce or persuade, or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee of any member of the Company Group, or a Consultant, to leave his or her employment or position with any member of the Company Group to accept employment or a position with any other Person;

(b)    Induce any person who is an employee, officer or consultant of the Company Group to terminate such relationship;

(c)    Solicit any customer (including such customer’s parent, Subsidiaries and Affiliates) of the Company Group from whom the Company Group generated, or is reasonably expected to generate, gross annual revenues in excess of 2.5% of the Company Group’s aggregate gross annual revenues for the fiscal year during which the Executive engages in such conduct (a “Customer”), or any Person whose business the Company Group had solicited in writing and who is reasonably expected to become a Customer in such fiscal year or the following fiscal year (a “Potential Customer”) during the 180-day period prior to the date of termination of the Executive’s employment, for purposes of engaging in a Competitive Business within the Restricted Territory; provided that, in the case of a Potential Customer, the Company Group received an indication of interest from the Potential Customer prior to solicitation by the Executive; or

(d)    During the Restricted Period, solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any Person to take any action that would result in a Change in Control or to seek to control the Board in any manner (other than solely to enforce the Executive’s rights hereunder or in the ordinary course of performing his duties).

For purposes of this Section 6, the terms “solicit” and “persuade” include, without limitation: (i) initiating communications with an employee of the Company Group relating to possible employment; (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his or her employment; and (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group.  Notwithstanding the foregoing, the following will not be a violation of this Section 6:  (A) the Executive responding to an unsolicited request for advice on employment or business matters, provided that such advice does not relate in any way to the Company Group; (B) subject to any applicable Company Group policies, the Executive responding to an unsolicited request for an employment reference by providing a reference setting forth his personal views about such person; (C) any entity with which the Executive is affiliated engaging in or soliciting an employee of the Company Group, a Customer or a Potential Customer, provided that the Executive was not directly or indirectly involved in such activity; or (D) the Executive conducting a solicitation through an advertisement that is not specifically targeted at employees of the Company Group or Customers.

7.    Developments.  (a)  The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works and works of authorship, whether patentable or copyrightable or not, (i) which relate to the business of the Company Group and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company Group’s business and are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company Group, whether or not during normal working hours or on the premises of the Company Group (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b)    The Executive agrees to assign, and hereby does assign, to the Company (or any Person designated in writing by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right.  This Section 7(b) will not apply to Developments that the Executive developed entirely on his own time without using the Company Group’s equipment, supplies, facilities or Proprietary Information and that do not, at the time of conception or reduction to practice, have utility in or relate to the business of the Company Group, or actual or demonstrably anticipated research or development.  To the extent this Agreement is construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 7(b) will be interpreted not to apply to any invention which a court rules, or the Company agrees, falls within such classes, but will be interpreted to apply thereto to the maximum extent legally permissible.

(c)    The Executive will cooperate fully with reasonable requests by the Company, both during and after the Term, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries and jurisdictions) relating to Developments.  The Executive will not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation, and the Company will reimburse the Executive (within 30 days following receipt of an invoice) for all reasonable legal fees incurred if the Executive determines in good faith that separate legal counsel is appropriate in the circumstances.  The Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company may reasonably deem necessary or desirable in order to protect the Company Group’s rights and interests in any Development.  If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company is expressly authorized to execute any such papers as the Executive’s agent and attorney-in-fact, coupled with interest, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on the Executive’s behalf and to take any and all other actions as the Company may deem necessary or desirable in order to protect the Company Group’s rights and interests in any Development, under the conditions described in this sentence.

8.    Remedies.  The Executive and the Company acknowledge that the covenants contained in Sections 4, 5, 6 and 7 are reasonable under the circumstances.  Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended.  The Executive further acknowledges that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 4, 5, 6 and 7 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

9.    Continued Availability and Cooperation.  (a)  For six years following termination of the Executive’s employment, the Executive will reasonably cooperate with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company Group that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company Group, and with respect to which the Executive has pertinent information.  The Executive’s cooperation will include, without limitation:

                (i)    Making himself reasonably available for interviews and discussions with the Company’s counsel, as well as for depositions and trial testimony;

                (ii)    If depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor, as and to the extent that the Company or the Company’s counsel reasonably requests;

                (iii)    Refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

                (iv)    Reasonably cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b)    Any such cooperation will be on reasonable notice and take into account the Executive’s professional and personal commitments, and the Executive will not be required to cooperate if the Executive determines in good faith that such cooperation would be contrary to the Executive’s own legal interest.  The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees if the Executive determines in good faith that separate counsel is needed, incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment; provided that any such reimbursements (i) comply with the Reimbursement Rules, and (ii) will be made within 30 days following the Executive providing an invoice to the Company.  The Executive will not be entitled to any separate compensation for any matter referred to in this Section 9 unless the Executive reasonably establishes demonstrably lost wages or income as a result of the cooperation required pursuant to this Section 9; provided that, in such case, the Executive must submit any claim for lost wages or income relating to his cooperation required pursuant to this Section 9 during any calendar month by no later than 30 days following the close of such month; and provided further, that the Company’s payment to the Executive in respect of such lost wages or income shall be made by no later than 30 days following the date on which the Executive submitted such claim to the Company.

10.    Code Section 280G.  Notwithstanding anything to the contrary in this Agreement, in any other agreement between the Executive and the Company, or in any plan maintained by the Company, if there is a Section 280G Change in Control (as defined in Section 10(e)(i) below) following the Effective Date, the following rules shall apply:

(a)    Except as otherwise provided in Section 10(b) below, if it is determined in accordance with Section 10(d) below that any portion of the Contingent Compensation Payments (as defined in Section 10(e)(ii) below) that otherwise would be paid or provided to the Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), then such Contingent Compensation Payments shall be reduced by the smallest total amount necessary in order for no portion of such Contingent Compensation Payments to be subject to the Excise Tax.

(b)    No reduction in any of the Executive’s Contingent Compensation Payments shall be made pursuant to Section 10(a) above if it is determined in accordance with Section 10(d) below that the After Tax Amount of the Contingent Compensation Payments payable to the Executive without such reduction would exceed the After Tax Amount of the reduced Contingent Compensation Payments payable to him in accordance with Section 10(a) above.  For purposes of the foregoing, (i) the “After Tax Amount” of the Contingent Compensation Payments, as computed with, and as computed without, the reduction provided for under Section 10(a) above, means the amount of the Contingent Compensation Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Contingent Compensation Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Contingent Compensation Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(c)    Any reduction in the Executive’s Contingent Compensation Payments required to be made pursuant to Section 10(a) above (the “Required Reduction”) shall be made as follows: (i) first, any such Contingent Compensation Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as Contingent Compensation Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their vesting; (ii) second, any severance payments or benefits, performance-based cash or equity incentive awards, or other Continent Compensation Payments the full amounts of which are treated as contingent on the Change in Control pursuant to paragraph (a) of Treas. Reg. § 1.280G-1, Q/A 24, shall be reduced; and (iii) third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as contingent on the Change in Control because they become vested as a result of the Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of section 280G of the Code) and then, if necessary, by canceling the acceleration of their vesting.  In each case, the amounts of the Contingent Compensation Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.

(d)    A determination as to whether any Excise Tax is payable with respect to the Executive’s Contingent Compensation Payments and, if so, as to the amount thereof, and a determination as to whether any reduction in the Executive’s Contingent Compensation Payments is required pursuant to the provisions of Sections 10(a) and (b) above, and, if so, as to the amount of the reduction so required, shall be made no later than 15 days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable.  Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the "Auditor") jointly selected by the Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company.  The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any other entity included in the Company Group.  If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.  The Auditor shall provide a written report of its determinations, including detailed supporting calculations, to both the Executive and the Company.  If the Auditor determines that no Excise Tax is payable with respect to the Executive’s Contingent Compensation Payments, either as a result of any Required Reduction the Auditor has determined should be made thereto or because the Auditor has determined that no Required Reduction must be made thereto, the written report which the auditor furnishes to the Executive and the Company pursuant to the preceding sentence shall be accompanied by an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to the Executive’s Contingent Compensation Payments.  The determinations made by the Auditor pursuant to this Section 10(d) shall be binding upon the Executive and the Company.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 10 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

(e)    For purposes of the foregoing, the following terms will have the following respective meanings:

             (i)    “280G Change in  Control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations promulgated thereunder.

             (ii)    “Contingent Compensation Payment” means any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for his benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the Change in Control) if the Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations promulgated thereunder.

11.    Dispute Resolution.  (a)  In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive forum for resolving such claims.  Such arbitration will be governed by Texas law and administered in accordance with the commercial dispute rules and procedures of the American Arbitration Association (the “AAA”), which arbitration will be a binding and conclusive settlement of any such claims or disputes.  The arbitration will be conducted by a single arbitrator selected by the Parties according to the rules of the AAA.  In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the initial request for arbitration, the arbitrator will be chosen by the AAA.  The arbitration proceeding will commence on a mutually agreeable date within 90 days after the initial request for arbitration.  The forum for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in Tarrant County, Texas.

(b)    The Executive will be responsible for the first $50,000 that he incurs in attorneys’ fees, litigation or arbitration costs, and any other reasonable expenses, in each case in connection with any arbitration hereunder (the “Arbitration Costs”).  The Company thereafter will advance to the Executive any Arbitration Costs in excess of $50,000.  In the event that the Executive does not prevail on at least one material issue with respect to the dispute, the Executive will reimburse the Company for all Arbitration Costs advanced to the Executive in connection with such arbitration; provided that the arbitrator will not otherwise have authority to award attorneys’ fees or costs to any Party.

(c)    The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law.  The arbitrator’s award is limited by, and must comply with, this Agreement and applicable federal, state and local laws.  The decision of the arbitrator will be final and binding on the Parties.

(d)    Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by, or allowed under, applicable law pursuant to Sections 4, 5, 6 and 7 will be subject to arbitration under this Section 11, but will instead be subject to determination as provided in Section 16.

12.    Other Agreements.  No agreements (other than agreements evidencing any grants of equity and/or long-term incentive awards, or other compensation, deferral or benefit plans) or representations or warranties, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which are not expressly set forth in this Agreement.  Nothing herein will be deemed to provide the Executive with a right to remain a director, officer, employee, agent or service provider of the Company or any of its Subsidiaries or Affiliates.  Notwithstanding anything herein to the contrary, during the period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Executive’s obligations under Sections 4, 5, 6 and 7 will supersede any of the Executive’s similar covenants to the Company under any other agreements between the Executive and the Company, including without limitation, the Severance Program.  Without limiting the generality or effect of the foregoing, the Parties agree that the Offer Letter and the Termination Protection Agreement will be terminated effective as of the Effective Date, and that the Executive’s participation in the Severance Program will be terminated as of the Effective Date.

13.    Withholding of Taxes.  The Company will withhold from any amounts payable under this Agreement all federal, state, local or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

14.    Successors and Binding Agreement.  (a)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any Person acquiring, directly or indirectly, all or substantially all of the business or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed “the Company” for purposes of this Agreement), but this Agreement will not otherwise be assignable or delegable by the Company, except that the Company may assign its rights and delegate its duties hereunder to any Person who acquires all of the voting stock of the Company (or to any parent entity thereof) so long as so doing does not materially and adversely affect the Executive's rights hereunder.

(b)    This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.  If the Executive dies while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

(c)    This Agreement is personal in nature and the Parties may not, without the consent of the other Parties, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 14(a) and (b).  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15.    Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally or (b) on the date of transmission thereof if sent by electronic facsimile transmission and delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a Party may specify by notice to the other):  (i) to the Company, to the attention of the General Counsel at its principal executive offices; and (ii) to the Executive, at his principal residence as set forth in the Company’s records.

16.    Governing Law and Choice of Forum.  (a)  This Agreement will be construed and enforced according to the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Texas.

(b)    To the extent not otherwise provided for by Section 11, the Parties consent to the exclusive jurisdiction of all state and federal courts located in Tarrant County, Texas, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arises out of the Executive’s employment relationship with the Company.  Each Party hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph and (ii) any and all objections that it may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts.  In addition, the Parties consent to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

17.    Validity/Severability.  The Parties agree that (a) the provisions of this Agreement will be severable in the event that, for any reason whatsoever, any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

18.    Effectiveness and Survival.  (a)  Except as otherwise specified in Section 2(a) or (b)(ii), this Agreement is only effective from and after the Effective Date; provided that the Executive is employed by the Company on the Effective Date.

     (b)    The obligations of the Parties under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 3, 4, 5, 6, 7, 9, 19, 20 and 27) will survive any termination or expiration of this Agreement.

19.    Subsequent Employment.  If, during the Restricted Period, the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 4, 5, 6, 7 and 9, and provide the offeror a copy thereof.  The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the Persons described in this Section 19 and to make such Persons aware of the Executive’s obligations under this Agreement.

20.    Compliance with Section 409A.  (a)  The Parties intend that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, will comply with the provisions of section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject the Executive to the payment of any additional tax, interest or penalty which may be imposed under Section 409A.  The Company will construe and administer this Agreement in compliance with all applicable requirements of Section 409A.  In furtherance thereof, to the extent that any provision of this Agreement would result in the Executive being subject to payment of additional tax, interest or penalty under Section 409A, the Parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on the Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions, and the Company will administer its provisions, in a manner that complies with Section 409A.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed, and the Company will not be liable for any taxes, interest and penalties imposed on the Executive under or as a result of Section 409A in connection with any other agreement or plan referred to herein, other than any such taxes, interest and penalties imposed on the Executive under or as a result of Section 409A due to the Company’s willful failure to comply with the terms of this Agreement or, following the execution of this Agreement, those of any other agreement or plan; provided that, for purposes of this sentence, an act or omission will be treated as “willful” if the Company acts (or fails to act) in bad faith and without a reasonable belief that such act or omission was in (or not opposed to) the best interests of the Executive.  Notwithstanding the immediately preceding sentence, in the event that any payment or benefit payable pursuant to this Agreement or the Second Amended and Restated RadioShack Corporation Officer’s Supplemental Executive Retirement Plan is asserted by the Internal Revenue Service to constitute deferred compensation subject to, and not in compliance with, Section 409A or otherwise result in a violation of Section 409A (the "Payments"), the Company shall defend the Executive against such assertion and, upon final adjudication and assessment of any income taxes imposed on the Executive by virtue of Section 409A on the Payments, the Company shall pay to the Executive, within 15 business days following written notice by the Executive of such adjudication, a cash lump sum amount which, after reduction of such amount by any federal, state and local income taxes, and by any employment taxes, payable by the Executive thereon, would leave the Executive with an amount equal to any taxes which are imposed under Section 409A and any penalties and/or interest imposed against the Executive under Section 409A.  The obligation of the Company to defend and indemnify in accordance with the foregoing is conditioned upon (i) the Executive giving written notice to the Company within 15 business following any audit, notice or examination of the Executive’s federal tax returns raising the application of Section 409A and (ii) the Executive permitting the Company, at the Company’s expense, to engage counsel to contest the application of Section 409A and control that aspect of any resulting audit or proceedings to resolve the issue; provided that the Executive shall be permitted to reasonably approve such counsel.  In accepting the indemnification provided hereby, the Executive understands and agrees that the Company is not agreeing to, or obligated to, provide indemnification in respect of income or withholding taxes arising from the Payments themselves (including, without limitation, any federal income tax arising under section 409A(a)(1)(A) of the Code, but excluding from this sentence any penalties or interest resulting from the application of section 409A(a)(1)(A) of the Code).  Nothing herein will be deemed to be an admission by the Company that as of the date of the execution of this Agreement the Company believes that any Payments are subject to taxes under Section 409A.

(b)    Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A (a “Specified Employee”)), at the time of the Executive’s separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such payments and benefits under Section 409A) and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s separation from service will instead be paid or made available on the first business day after the earlier of (i) the expiration of six months from the date of the Executive’s separation from service and (ii) the Executive’s death (such earlier date, the “Delayed Payment Date”).  All benefits delayed pursuant to the preceding sentence shall commence to be provided on the Delayed Payment Date, and on that date, there shall be paid to the Executive or, if he has died, to his estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon, at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the Delayed Payment Date.  For purposes of the foregoing, the “Delayed Payment Interest Rate” means the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s termination date.

(c)    To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as administratively practicable after such expense has been incurred, but in any event by no later than December 31st of the year following the year in which the Executive incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit (the rules, requirements and guidelines set forth in this paragraph, the “Reimbursement Rules”).

(d)    Each payment to be made to the Executive under this Agreement shall be treated as a “separate payment” for purposes of Treas. Reg. § 1.409A-2(b)(2)(iii).

(e)    Notwithstanding any provisions of this Agreement to the contrary, the date of the Executive’s "separation from service," as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. § 1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes (but only for the purposes) of determining the time of payment of any amount that becomes payable to the Executive hereunder upon his termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

21.    Amendment; Waiver.  (a)  This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  No course of dealing between the Parties having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

   (b)    No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

22.    Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original, but all of which taken together will constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, the other Parties will re-execute original forms thereof and deliver them to the requesting Party.  No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each Party forever waives any such defense.

23.    Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, hereof.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

24.    Defined Terms.  In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital terms:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under section 12 of the Exchange Act.

“Cause,” prior to the occurrence of a Change in Control, means, as determined in good faith by a majority vote of the Board (excluding the Executive if he is then a member of the Board) at a meeting of the Board held for such purpose, and where the Executive and the Executive’s counsel had an opportunity (on at least 5 days’ prior notice) to be heard before the Board:

          (i)    The Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, theft or financial impropriety;

          (ii)    The Executive has willfully and continuously failed to perform his duties (other than such failure resulting from incapacity due to his illness, injury or Disability);

          (iii)    The Executive has willfully engaged in illegal conduct, an act of dishonesty, moral turpitude, dishonesty, fraud, theft, financial impropriety or gross misconduct injurious to the Company or any of its Subsidiaries;

          (iv)    The Executive has willfully violated a material provision of the Company’s written employment policies applicable to senior executives, including, without limitation, those relating to ethics and business conduct and avoidance of conflicts, or the Executive’s fiduciary duty to the Company or any of its Subsidiaries;

          (v)    Any act or omission constituting a material breach by the Executive of any provisions of Section 1(c), 4, 5, 6 or 7; or

          (vi)    Alcohol or prescription or other drug abuse substantially and continuously affecting work performance;

unless, in each case, the event constituting Cause is curable and has been cured by the Executive within 30 days of his receipt of notice from the Company that an event constituting Cause has occurred and specifying the details of such event.  For purposes of the preceding definition of Cause, an act or omission will be treated as “willful” if the Executive acts (or fails to act) in bad faith and without a reasonable belief that such act or omission was in (or not opposed to) the best interests of the Company or its Subsidiaries.

    Following the occurrence of a Change in Control, a termination of employment is for “Cause” if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive (a) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the Executive’s assignment of duties that would constitute Good Reason (as hereinafter defined)) which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Executive’s employment will be for Cause as set forth in clause (b) above until (x) there is delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (y) the Executive is provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires).  No act, nor failure to act, on the Executive’s part, will be considered “intentional” unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company.  In any action involving the Executive and the Company with respect to a claim or assertion that the Executive’s employment was properly terminated for Cause following a Change in Control, the Company has the burden of proving that the Executive’s employment was properly terminated for Cause.

“Change in Control” will have the meaning ascribed to such term in the Equity Plan, as the Equity Plan is in effect on the Effective Date, with all terms therein having the meanings ascribed to them in the Equity Plan; provided that, for purposes of the definition of the term “Incumbent Board” in the Equity Plan, the relevant date will be the Effective Date for purposes of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Amount” means the monthly cost of maintaining health benefits for the Executive (and the Executive’s spouse and eligible dependents) as of the date of the Executive’s termination of employment under a group health plan of the Company for purposes of COBRA, excluding any short-term or long-term disability insurance benefits.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” means any business (or affiliated group of businesses) selling Consumer Electronics Products at retail that (i) has, or is reasonably expected to have, gross annual revenues in excess of $250 million attributable to its sale of Consumer Electronics Products for the fiscal year during which the Executive engages in the applicable conduct or for the following fiscal year and (ii) during the applicable fiscal year, the sale of Consumer Electronics Products constitutes more than 25% of such business’ (or affiliated group of businesses’) annual revenues (and for such purpose, Wal-Mart and its affiliate, Sam’s Club, shall each be deemed to annually sell at least $250 million of Consumer Electronics Products and have such sales exceed 25% of their respective fiscal year’s annual revenues, to the extent that they otherwise do not so exceed these thresholds).  “Consumer Electronics Products” are those type of products sold at the retail level to the ultimate customer as are advertised by the Company Group.  The manufacture of Consumer Electronics Products or the sale of Consumer Electronics Products at levels of distribution other than the retail level is not considered engaging in a Competitive Business.

    “Disability” or “Disabled” means:

          (i)    The Executive’s incapacity due to physical or mental infirmity which impairs the Executive's ability to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis, for a period of 180 consecutive days; or

          (ii)    The Executive becomes eligible to receive benefits under the Company’s applicable long-term disability plan.

If the Board determines in good faith that the Executive is Disabled, the Company may give to the Executive written notice of the Company’s intention to terminate the Executive’s employment for Disability (the “Notice of Disability”).  The Executive’s employment with the Company will terminate due to Disability effective on the 30th day after the Executive’s receipt of the Notice of Disability (the “Disability Effective Date”); provided that, within the 30 days after receipt of the Notice of Disability, the Executive has not returned to full-time performance of the Executive’s duties.  The Executive will fully cooperate in connection with the determination of whether Disability exists.

“Equity Plan” means the RadioShack Corporation 2009 Incentive Stock Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means the occurrence of any of the following without the Executive’s written consent:

          (i)    Any material reduction in the Executive’s annual cash compensation opportunity expressed in terms of the Executive’s Base Salary and Target Bonus as in effect for 2011 and as may be increased from time to time;

          (ii)    A material reduction of the Executive’s authority or duties, such as a diminution in the Executive’s status or responsibilities (as such authorities, status and duties may be increased due to promotions from time to time);

          (iii)    The failure of the Executive to be elected to the Board;

          (iv)    Any act or omission constituting a material breach by the Company of any provisions of this Agreement; or

          (v)    The relocation of the Executive’s principal place of employment to a location outside of the Fort Worth, Texas metropolitan area.

Notwithstanding the foregoing, any of the circumstances described above may not serve as the basis for the Executive’s resignation for Good Reason unless (1) the Executive provides written notice to the Company within 60 days of the initial existence of the condition(s) constituting Good Reason and (2) the Company fails to cure such condition(s) within 30 days after receipt from the Executive of such notice; provided that Good Reason will cease to exist with respect to a condition two years following the initial existence of such condition (but if the Executive does not claim Good Reason as a result of a condition within such period, the Executive will not be deemed to have waived the right to claim Good Reason upon the existence or occurrence of a subsequent (or similar) condition).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

“Protection Period” means the period commencing on the date the Company enters into a definitive agreement, the consummation of the transactions contemplated by such agreement would constitute a Change in Control, and ending upon the earlier of the occurrence of a Change in Control or the date such agreement is otherwise terminated or abandoned.

“Restricted Period” means the 12-month period following any termination of the Executive’s employment.

“Restricted Territory” means any country in which any member of the Company Group has, directly or indirectly by express direction to, or contract with, a third party, sold products within 24 months preceding the Executive’s termination of employment; provided that the Company Group has generated, or is reasonably expected to generate, gross annual revenues in excess of $50 million attributable to such country for the fiscal year during which the Executive engages in the applicable conduct.

“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which), are owned, directly or indirectly, by such first Person.

25.    Construction.  Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.  Any reference to a day or days herein refers to a calendar day or days unless otherwise stated.

26.    Compliance with Dodd-Frank.  All payments under this Agreement (including, without limitation, the Base Salary, the Promotional LTI Award, all other LTI Awards, and all Bonus Awards), if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will be subject to any incentive compensation policy established from time to time by the Company to comply with the Dodd-Frank Act, but only to the extent that the provisions of any policy so established are required by the Dodd-Frank Act.

27.    Indemnification.  The Company will provide the Executive with indemnification and directors’ and officers’ liability insurance on terms no less favorable than those applicable to directors or officers of the Company generally.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of January 21, 2011.

THE COMPANY:

RADIOSHACK CORPORATION

By: /s/ Daniel R. Feehan
Name: Daniel R. Feehan
Title: Presiding Director

THE EXECUTIVE:

/s/ James F. Gooch
James F. Gooch

EXHIBIT A

Grant Date:  ________________

Purchase Price $____ per Share

RADIOSHACK CORPORATION 2009 INCENTIVE STOCK PLAN
STOCK OPTION AGREEMENT

THIS AGREEMENT (this “Agreement”) is effective as of the date set forth above (the “Grant Date”), between RadioShack Corporation, a Delaware corporation (the “Company”), and the person (the “Optionee”) executing this Agreement as the Optionee hereof) named in the notice of grant of stock options (the “Notice”) attached hereto, the provisions of which are incorporated herein by reference.  Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the RadioShack Corporation 2009 Incentive Stock Plan (the “Plan”).

WHEREAS, on February 19, 2009, the Board of Directors of the Company approved the Plan to provide an additional incentive to certain officers, key employees, directors, consultants and other advisors of the Company and its Subsidiaries, and then directed that the Plan be submitted to the stockholders of the Company for approval;

WHEREAS, on May 21, 2009 the stockholders of the Company approved the adoption of the Plan; and

WHEREAS, the Committee responsible for administration of the Plan and the Board have determined that it is in the best interests of the Company and its stockholders to grant an Option to the Optionee as provided herein;

NOW, THEREFORE, the Company and the Optionee agree as follows:

1.    Grant of Option.

1.1   The Company hereby grants to the Optionee the Option set forth on the Notice, subject to, and in accordance with, the terms and conditions set forth in this Agreement.

1.2   This Agreement shall be construed in accordance and consistent with, and subject to the provisions of, the Plan, the provisions of which are incorporated herein by reference.  In the event of a conflict between this Agreement and the Plan, the Plan shall control.

2.    Purchase Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be the purchase price set forth at the top of this Agreement (the “Purchase Price”).

3.   Exercise Term.

The Option shall be exercisable to the extent and in the manner provided in Section 4 for a period of seven years from the Grant Date (the “Exercise Term”); provided that the Option may expire earlier as provided in Section 6.

4.   Exercisability of Option.

Unless otherwise provided in this Agreement or the Plan, the Option shall entitle the Optionee to purchase on and after February 1, 2012, in whole at any time or in part from time to time, 10% of the total number of Shares underlying the Option, and an additional 15% of the total number of Shares underlying the Option on and after February 1, 2013, and an additional 25% of the total number of Shares underlying the Option on and after February 1, 2014, and an additional 50% of the total number of Shares underlying the Option on and after February 1, 2015, and each such right of purchase shall be cumulative and shall continue, unless sooner exercised or the Option expires as herein provided, during the remaining period of the Exercise Term.  Any fractional number of Shares resulting from the application of the fractions set forth in this Section 4 shall be rounded to the next higher or lower whole number of Shares, but such rounding shall not result in the Optionee having the right to purchase more than the total number of Shares underlying the Option.

5.   Manner of Exercise and Payment.

5.1  Subject to the terms and conditions of this Agreement and the Plan, the Option shall be exercised by delivery of notice (the “Exercise Notice”) in writing in person, or by facsimile or electronic means, or by certified mail, return receipt requested, and to such person, entity and location, as may be designated by or otherwise acceptable to the Secretary of the Company.  The Exercise Notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised.  The Exercise Notice shall be signed or authorized by the Optionee.  If requested by the Committee, the Optionee shall (i) deliver this Agreement to the Secretary of the Company, who shall endorse thereon a notation of such exercise, and (ii) provide satisfactory proof as to the right of the Optionee to exercise the Option.  As used in this Section 5, “delivery” means that the Exercise Notice and Purchase Price have been received by the Company or its specified designee in accordance with Section 5.2 prior to expiration of the Option as provided in Section 6.1.

5.2  The Exercise Notice shall be accompanied by the full Purchase Price for the Shares in respect of which the Option is being exercised, in cash, by certified check or in such other manner not inconsistent with the provisions of the Plan as may be designated by the Committee, or, in the discretion of the Committee, in whole or in part, by transferring Shares to the Company having a Fair Market Value on the most recent trading day preceding the date of exercise equal to the cash amount for which such Shares are substituted.

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5.3  Upon timely receipt of the Exercise Notice and full payment of the Purchase Price for the Shares in respect of which the Option is being exercised, the Company shall, subject to the terms of the Plan, take such action as may be necessary to effect the issuance to the Optionee of the number of Shares as to which such exercise was effective.

5.4  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares underlying the Option until (i) the Optionee exercises the Option pursuant to the terms of this Agreement and pays the full Purchase Price for the number of Shares in respect of which the Option was exercised, and (ii) the Company issues and delivers such Shares to the Optionee or to a broker approved by the Company, whereupon the Optionee shall have full voting and other ownership rights with respect thereto.

6.   Expiration of Option.

6.1  The Option shall expire and become null and void upon the first to occur of:

a)    the expiration of three months after the Optionee ceases to be employed by the Company or any of its Subsidiaries for any reason other than termination for one of the reasons set forth in Section 6.1 b), c) or d);

b)    the expiration of three years since the Optionee’s (i) termination of employment by reason of death or Disability, as defined below, or (ii) retirement at age 55 or older (“Retirement”);

c)    the first anniversary of the Optionee’s termination of employment following a Change in Control;

d)    the Optionee’s termination of employment for Cause; or

e)    the end of the Exercise Term.

For purposes of this Agreement, “Cause” and “Disability” shall have the meaning ascribed to such term in the Agreement between the Optionee and the Company, executed as of January 21, 2011.  Except as provided in Section 6.2 and if the Optionee’s employment were to be terminated for Cause (in which case the Option shall immediately become null and void in its entirety), only those portions of the Option exercisable as of the date of termination of the Optionee’s employment may be exercised.

In the event of the Optionee’s death, the Option shall be exercisable, to the extent provided in the Plan and this Agreement, by the legatee under the Optionee’s will or by the Optionee’s personal representative or distributee and such person shall be substituted for the Optionee each time the Optionee is referred to herein.

6.2   Notwithstanding the provisions of Section 4:

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a)    upon the Optionee’s death or Disability, the Option shall immediately become fully exercisable and shall remain so until the expiration of the period provided in Section 6.1;

b)    upon the Optionee’s Retirement, the Option shall immediately become fully exercisable, provided that the Optionee has held the Option for a period of at least 12 months from the Grant Date, and shall remain so until the expiration of the period provided in Section 6.1; and

c)    upon any Change in Control, the Option shall become exercisable as provided in Section 7.

7.   Effect of Change in Control.

Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control, (i) the Option shall immediately become fully exercisable for the entire number of Shares covered thereby through the expiration of the applicable period specified in Section 6.1, and (ii) the Optionee will be permitted to surrender for cancellation, within 60 days after the Change in Control, all or any portion of the Option not yet exercised, and the Optionee will be entitled to receive immediately a cash payment in an amount equal to the excess, if any, of (A) the Fair Market Value on the most recent trading day preceding the date of the surrender of the Shares underlying the Option or portion thereof surrendered, over (B) the aggregate Purchase Price of the Shares underlying the Option or portion thereof surrendered.

8.   Non-transferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution.  During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or the Optionee’s personal representative.

9.   No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right or contract with respect to continued employment by the Company or any Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Optionee’s employer to terminate the Optionee’s employment at any time.

10.   Adjustments.

In the event of a Change in Capitalization, the Committee shall make appropriate adjustments to the number and class of Shares underlying the Option and the Purchase Price for such Shares.  Any such adjustment shall be made in accordance with the provisions of the Plan and shall be effective, final, binding and conclusive for all purposes of the Plan and this Agreement.

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11.   Effect of Certain Transactions.

Subject to Section 7, upon the effective date of (i) the liquidation or dissolution of the Company, or (ii) a merger or consolidation of the Company (in the case of (i) or (ii), a “Transaction”), the Option shall continue in effect in accordance with its terms, except that after the Transaction, upon exercise of the Option and payment of the Purchase Price the Optionee shall only be entitled to receive, with respect to each Share underlying the Option, the same amount and kind of stock, securities, cash, property or other consideration that a holder of a Share was entitled to receive in the Transaction.

12.   Withholding of Taxes and Notice of Disposition.

12.1   The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the Withholding Tax with respect to the Option.  If the Optionee experiences a Taxable Event in connection with the receipt of Shares pursuant to an Option exercise, the Company shall withhold a portion of the Shares then issuable to the Optionee having an aggregate Fair Market Value, on the most recent trading day preceding the date of the exercise of the Option, equal to the Withholding Tax.

13.   Optionee Bound by the Plan.

The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  The Optionee hereby acknowledges receipt of the prospectus regarding the offering and sale of the Shares pursuant to the Plan.

14.   Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.   Governing Law and Forum.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the conflicts of law principles thereof.  Any suit brought under this Agreement shall only be brought in the appropriate state or federal court located in Tarrant County, Texas.

16.   Successors in Interest.

This Agreement shall inure to the benefit of, and be binding upon, any successor of the Company.  This Agreement shall inure to the benefit of the Optionee’s personal representative.  All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be effective, final, binding and conclusive for all purposes upon the Optionee’s heirs, executors, administrators and personal representatives.

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17.   Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be resolved by the Committee.  Any resolution made hereunder by the Committee shall be effective, final, binding and conclusive on the Optionee and the Company for all purposes.

18.   Entire Agreement; Amendment.

This Agreement, together with the documents incorporated herein by reference, represents the entire agreement between the parties with respect to the subject matter hereof.  The Committee may terminate, amend or modify this Agreement, provided that no such termination, amendment or modification may in any way adversely affect the Optionee’s rights under this Agreement without the Optionee’s written approval.

19.   Acceptance.

Unless the Optionee notifies the Company in writing within 30 days after the date the Company mailed or delivered this Agreement to the Optionee that the Optionee does not accept the terms of this Agreement, the Optionee shall be deemed to have accepted, and be bound by, the terms of this Agreement.

[Remainder of page intentionally left blank]

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THE COMPANY:

RADIOSHACK CORPORATION

By: ___________________________

Name: ________________________

Title: __________________________

OPTIONEE:

_______________________________
James F. Gooch

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EXHIBIT B

MUTUAL GENERAL RELEASE AGREEMENT

This Mutual General Release Agreement (this “Agreement”), dated ___________, 20__ is between RadioShack Corporation, a Delaware corporation (“RadioShack”), and James F. Gooch (“Participant”) (collectively the “Parties” and each a “Party”).

NOW THEREFORE, for valuable consideration, the adequacy which is hereby acknowledged, the Parties agree as follows:

1.    Separation of Employment with RadioShack.

  a.   Effective _______, 20__ (the “Effective Date”), Participant is terminated and separated from his position as _______________________ of RadioShack, and Participant relinquishes and resigns from all officer and director positions, all other titles, and all authorities with respect to RadioShack and any affiliated entity of RadioShack (and will be deemed terminated and separated from employment with RadioShack for all purposes).  Except as otherwise provided in the Agreement between RadioShack and Participant, executed as of January 21, 2011 (the “Contract”), on the Effective Date, Participant’s salary and benefits from RadioShack will cease to accrue, and he will cease to be eligible to contribute to any employee benefit plans or programs of RadioShack or any affiliated entity of RadioShack (for the avoidance of doubt, Participant’s rights under Section 27 of the Contract are specifically excluded from this provision).

b.   As consideration to Participant for this Agreement, RadioShack agrees to pay Participant severance payments and benefits in accordance with the terms of the Contract; provided that Participant does not exercise his right of revocation under Section 5 hereof.

c.   This Agreement will be construed in accordance and consistent with, and subject to, the provisions of the Contract (the provisions of which are incorporated herein by reference).

2.    Affirmation of Continuing Obligations.  Participant hereby acknowledges and affirms that he will comply in all respects with all of his continuing obligations under the Contract, including, without limitation, Sections 4, 5, 6, 7, 9 and 19 of the Contract.

3.   Non-Disparagement.  In consideration of the other commitments in this Agreement, each of Participant and RadioShack (for purposes hereof, “RadioShack” means only (i) RadioShack by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other Party, or in the case of RadioShack, its respective subsidiaries, affiliates, divisions, employees, officers, directors (with respect to employees, officers and directors, solely in connection with their affiliation with RadioShack), products, articles, parts, supplies, accessories or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) will not be subject to this Section 3.  Nothing in this Section 3 is intended to (A) limit in any way Participant’s ability to compete fairly with RadioShack in the future, to the extent otherwise permitted (subject to the terms of the Contract), (B) prevent any Party from conferring in confidence with his or its legal representatives, or (C) prevent any Party from responding publicly to incorrect, disparaging or derogatory public statements made after the Effective Date to the extent reasonably necessary to correct or refute such  statements.

4.   Injunctive Relief; Damages.  Each Party acknowledges that any breach of this Agreement may cause irreparable injury to the other Party and that money damages alone would be inadequate to compensate it.  Upon a breach or threatened breach by any Party of any provision of this Agreement, the other Party is entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other relief restraining the breaching Party from such breach without posting a bond.  Nothing herein will be construed as prohibiting any Party from pursuing any other remedies for such breach or threatened breach, including recovery of damages from the other Party.  In the event that RadioShack seeks damages for any breach of this Agreement, any portion of the severance payments and benefits set forth in the Contract will not be considered a measure of or limit on such damages.

5.   Participant Release.

 a.   In consideration of RadioShack’s commitment to provide the severance payments and benefits contemplated by the Contract, Participant, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Participant, if any, knowingly and voluntarily releases and forever discharges RadioShack, its affiliates, subsidiaries, parents, divisions, and the current, future and former employees, officers, directors, stockholders, partners, joint venturers, consultants, insurers, trustees and agents thereof, and their respective successors and assigns (in each case, solely in connection with their affiliation with RadioShack), from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, arising out of or relating in any way to Participant’s service or separation from service (including, but not limited to, Participant’s service as an employee, officer, director and/or manager), or otherwise based upon acts or events that occurred on or before the date on which Participant executes this Agreement, that Participant has, has ever had or may have up to and including the date of Participant’s execution of this Agreement, including, but not limited to rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on RadioShack’s right to terminate employees, and any claims under any federal, state, local or other governmental statute, regulation, or ordinance, including, without limitation: (i) claims of discrimination, harassment or retaliation under equal employment laws and any and all other federal, state or local equal opportunity laws; (ii) claims of wrongful termination of employment, “whistleblower” claims, and claims for wrongful termination in violation of public policy; (iii) claims of violation of wage and hour laws, including but not limited to claims for overtime pay, meal and rest period violations, and recordkeeping violations; (iv) claims of violation of federal, state or local laws concerning leaves of absence; and (v) any alleged violation of:

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●           The National Labor Relations Act, as amended;

●           Title VII of the Civil Rights Act of 1964, as amended;

●           The Civil Rights Act of 1991, as amended;

●           Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

●           The Employee Retirement Income Security Act of 1974, as amended;

●           The Immigration Reform and Control Act, as amended;

●           The Americans with Disabilities Act of 1990, as amended;

●           The Age Discrimination in Employment Act of 1967, as amended;

●           The Older Workers Benefit Protection Act of 1990, as amended;

●           The Worker Adjustment and Retraining Notification Act, as amended;

●           The Occupational Safety and Health Act, as amended;

●           The Family and Medical Leave Act of 1993, as amended;

●           The Equal Pay Act, as amended;

●           The Texas Labor Code, as amended;

●           The Texas Commission on Human Rights Act, as amended;

●           The Texas Pay Day Act, as amended;

●           Chapter 38 of the Texas Civil Practices and Remedies Code, as amended;

●	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

●           Any provisions of the State of Texas or Federal Constitutions; or

●           Any public policy, contract, tort, or common law.

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Notwithstanding anything herein to the contrary, Participant’s release of claims will not apply to: (A) Participant’s rights of indemnification and directors’ and officers’ liability insurance coverage, if any, to which he is entitled with regard to his service as an officer and/or director of RadioShack or any of its parents, subsidiaries or affiliates; (B) Participant’s rights, if any, to or under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any claims for vested or accrued benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of RadioShack and its parents, subsidiaries and affiliates in accordance with the terms of such plan, agreement, program, award, policy or arrangement; (C) Participant’s rights under any provisions of the Contract which are intended to survive termination of employment or under this Agreement; (D) any rights or claims which arise after the date on which Participant executes this Agreement; (E) any rights Participant may have to obtain contribution as permitted by law in the event of entry of judgment against Participant as a result of any act or failure to act, solely in his capacity as an employee or director of RadioShack, for which Participant, on the one hand, and RadioShack and its parents, subsidiaries or affiliates on the other hand, are jointly liable; or (F) Participant’s rights as a stockholder of RadioShack.  Excluded from the Participant’s release of claims are any claims which cannot be waived by law.

b.   Participant acknowledges and recites that:

i.   Participant has executed this Agreement knowingly and voluntarily;

ii.   Participant has read and understands this Agreement in its entirety, including, without limitation, the waiver of rights under the Age Discrimination in Employment Act;

iii.   Participant has been advised and directed orally and in writing (and this Section 5(b) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Agreement before executing it;

iv.   Participant has sought such counsel, or freely and voluntarily waives the right to consult with counsel, and Participant has had an opportunity, if he so desires, to discuss with counsel the terms of this Agreement and their meaning;

v.   Participant enters into this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

vi.   Participant has been offered 21 calendar days after receipt of this Agreement to consider its terms before executing it.

c.   Participant will have seven calendar days from the date of his execution of this Agreement to revoke this Agreement by providing written notice of the revocation as set forth below, in which event this Agreement will be unenforceable and null and void.

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d.   21 DAYS TO SIGN; SEVEN-DAY REVOCATION PERIOD.  PARTICIPANT UNDERSTANDS THAT HE MAY TAKE UP TO 21 CALENDAR DAYS FROM THE DATE OF RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT.  FULLY UNDERSTANDING PARTICIPANT’S RIGHT TO TAKE 21 CALENDAR DAYS TO CONSIDER SIGNING THIS AGREEMENT, AND AFTER HAVING SUFFICIENT TIME TO CONSIDER PARTICIPANT’S OPTIONS, IF PARTICIPANT EXECUTES THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE 21 CALENDAR DAY PERIOD, PARTICIPANT WAIVES HIS RIGHT TO TAKE THE FULL 21 CALENDAR DAY PERIOD.  PARTICIPANT FURTHER UNDERSTANDS THAT HE MAY REVOKE THIS AGREEMENT AT ANY TIME DURING THE SEVEN CALENDAR DAYS AFTER SIGNING IT, AND THAT THIS AGREEMENT WILL NOT BECOME BINDING UNTIL THE SEVEN CALENDAR DAY REVOCATION PERIOD HAS PASSED.

e.   To revoke this Agreement, Participant must send a written statement of revocation to:

RadioShack Corporation
                                                MS CF5-121
300 RadioShack Circle
Fort Worth, TX  76102
Attn:  Vice President-Human Resources

The revocation must be received no later than 5:00 p.m. Central time on the seventh calendar day following Participant’s execution of this Agreement.

6.   RadioShack Release.  In consideration of the covenants contained herein, RadioShack (for itself and on behalf of its affiliates, subsidiaries, parents, divisions, and, to the extent permitted by law, the current, future and former employees, officers, directors, stockholders, partners, joint venturers, consultants, insurers, trustees and agents thereof, and their respective successors and assigns (in each case, solely in connection with their affiliation with RadioShack)), knowingly and voluntarily releases and forever discharges Participant and his spouse, heirs, administrators, children, representatives, executors, successors and assigns (collectively, the “Released Group”) from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, arising out of or relating in any way to Participant’s service or separation from service (including, but not limited to, Participant’s service as an employee, officer, director and/or manager), or otherwise based upon acts or events that occurred on or before the date on which RadioShack executes this Agreement, that RadioShack has, has ever had or may have up to and including the date of RadioShack’s execution of this Agreement; provided that nothing herein will be deemed to release or discharge any member of the Released Group from any claims, causes of action, demands, fees or liabilities of any kind whatsoever, arising out of or relating to: (a) the enforcement of RadioShack’s rights hereunder or with respect to the Contract; (b) any rights or claims which arise after the date on which RadioShack executes this Agreement; (c) Participant’s illegal conduct, fraud (including, without limitation, undiscovered financial fraud), embezzlement or other willful gross misconduct; or (d) any claims, causes of action, demands, fees or liabilities of any kind whatsoever which cannot be waived by law.

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7.   No Admission.  This Agreement will not in any way be construed as an admission by any of the Parties of any act of discrimination or other unlawful act whatsoever against any Party or any other person, and RadioShack specifically disclaims any liability to or discrimination against Participant or any other person on the part of itself, its subsidiaries and divisions, and all their respective employees and agents.

8.   Severability.  It is the desire and intent of the Parties that the provisions of this Agreement will be enforced to the fullest extent permissible.  Accordingly, if any provision of this Agreement proves to be invalid or unenforceable, the remainder of this Agreement will not be affected, and in lieu, a provision as similar in terms as possible will be added.

9.   Entire Agreement.  This Agreement, together with the documents incorporated herein by reference, represents the entire agreement between the Parties with respect to the subject matter hereof and this Agreement may not be modified by any oral or written agreement unless same is in writing and signed by the Parties.

10.   Governing Law and Choice of Forum.

a.           This Agreement will be construed and enforced according to the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Texas.

b.           The Parties consent to the exclusive jurisdiction of all state and federal courts located in Tarrant County, Texas, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arises out of Participant’s employment relationship with RadioShack.  Each Party hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph and (ii) any and all objections that it may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts.  In addition, the Parties consent to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

11.   Survival.  The obligations of the Parties under this Agreement will survive the termination of Participant’s employment and will thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty.

12.   Failure to Enforce.  Any Party’s failure to enforce this Agreement on the occurrence of one or more events that violate (or allegedly violate) this Agreement will not constitute a waiver or release of any right to enforce this Agreement.

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13.   Amendments; Waiver.  This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the Parties.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date(s) set forth below.

RADIOSHACK:

RadioShack Corporation, for itself and its
subsidiaries and divisions:

______________________________________________
By:
Its:

PARTICIPANT:

______________________________________________
Name: James F. Gooch

Date: ________________

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